COMPANY CONTACT:	ALTERNATIVE COMPANY CONTACT:
Richard T. Sperberg, CEO Onsite Energy Corporation 760.931.2400	Paul E. Blevins, CFO Onsite Energy Corporation 760.931.2400
E-mail: info@onsitenergy.com Web site: www.onsitenergy.com

FOR IMMEDIATE RELEASE

ONSITE ENERGY CORPORATION REPORTS

NET LOSS FOR THIRD QUARTER FISCAL YEAR 2003

Carlsbad, California, May 14, 2003—Onsite Energy Corporation (“Onsite”) (OTCBB:ONSE) announced today its financial results for the third quarter ended March 31, 2003. Revenues for the three month period ended March 31, 2003 were $1,270,000, compared to $3,299,000 for the three month period ended March 31, 2002, a decrease of $2,029,000, or 62 percent. This decrease was due primarily to reduced energy project implementation activity resulting from a decrease in new energy project contracts. Onsite is continuing to develop new energy efficiency project opportunities in its efforts to replenish its backlog of projects, including its recent signing of a $3.7 million project with the City of San Diego, as previously announced. Net loss for the three months ended March 31, 2003, was $211,000, or $0.013 loss per fully diluted share. Net income for the three months ended March 31, 2002, was $194,000, or $0.004 per fully diluted share. This result was primarily due to a decrease in revenues and corresponding net income from operations as discussed above.

“For the first half of fiscal year 2003, we have experienced slowness in new energy contract commitments. This finally impacted our quarterly profitability as backlogs were reduced. However, with the booking of a $3.7 million energy efficiency project at the City of San Diego Police Department Headquarters in February, we remain optimistic about future prospects for the company,” said Richard T. Sperberg, president and CEO.

Gross profit for the three months ended March 31, 2003, was $521,000 (41 percent of revenues), compared to $1,005,000 (30 percent of revenues) for the three months ended March 31, 2002, a decrease of $484,000. Although Onsite’s gross margin can vary significantly from quarter to quarter, the relative improvement in the margin rates was caused by an increase in the mix of higher margin incentive and consulting revenues compared to lower margin energy project revenues between the two comparative quarters.

Selling, general and administrative (“SG&A”) expense was $628,000 for the three months ended March 31, 2003, compared to $796,000 for the same three months last year, a decrease of $168,000, or 21 percent. The decrease is primarily attributable to reductions in personnel and other cost-cutting measures taken over the past year.

Gain from extinguishment of liabilities at less than face value for the three months ended March 31, 2003, was $0 compared to gains of $8,000 for the same period in 2002. Onsite is continuing in its efforts to retire its past due trade debt at less than face value.

Interest and other expense was $156,000 for the three month period ended March 31, 2003, compared to interest and other expense of $25,000 for the same period in 2002. The increase was attributable to costs of $125,000 recorded in connection with the settlement of a litigation matter.

Net loss from operations before income taxes for the three months ended March 31, 2003, was $270,000 compared to income of $214,000 for the same period in 2002. Although cost cutting efforts partially helped to mitigate more serious losses, lower revenues that resulted in lower gross profits in the current period were the primary cause for this result.

Income from discontinued operations was $45,000 for the three months ended March 31, 2003, compared to a loss of $7,000 for three months ended March 31, 2002. The increase was associated with the sale of additional Energy Nexus Group, Inc. (“ENG”), consulting contracts to an unrelated third party.

Nine months ended March 31, 2003 compared to the nine months ended March 31, 2002

Revenues for the nine month period ended March 31, 2003, were $4,435,000, compared to $8,919,000 for the nine month period ended March 31, 2002, a decrease of $4,484,000, or 50 percent. This decrease was due primarily to reduced backlog for energy projects resulting from a decrease in new energy projects during the nine-month period ended March 31, 2002. Of the $4,435,000 in revenues, $535,000 relates to a one-time sale of rights to receive future cash flows associated with an energy project operated by Onsite on the East Coast. This is primarily the result of Onsite’s continuing efforts to sell entitlements to future positive cash flows from energy efficiency projects. Net income for the nine months ended March 31, 2003, was $286,000, which was $0.001 per fully diluted share after the affect of dividends on preferred stock. Net income for the nine months ended March 31, 2002, was $957,000, or $0.032 per fully diluted share after the affect of dividends on preferred stock. The decrease resulted primarily from the reduction in revenues and net income from operations as discussed above.

Gross profit for the nine months ended March 31, 2003, was $2,155,000 (49 percent of revenues), compared to $2,984,000 (33 percent of revenues) for the nine months ended March 31, 2002, a decrease of $829,000. While the decrease in gross profit was due to reduced energy project activity, the percentage increase in gross margin rates was primarily attributable to the one-time sale in the quarter ended September 30, 2002, of rights to receive future cash flows associated with an energy project operated by Onsite on the East Coast. The sale generated $535,000 in net revenues, all of which was gross profit. An additional factor in the increase in gross margin rates is attributable to the relative increase in revenue mix toward higher margin incentive and consulting services revenue in the current period.

SG&A expense was $2,042,000 for the nine months ended March 31, 2003, compared to $2,263,000 for the corresponding period last year, a decrease of $221,000 or 10 percent. Despite significant increases in insurance and legal costs, cost reduction measures taken during the past seven months have reduced personnel and other operating costs. Onsite plans to continue to look for opportunities to further reduce operating costs.

Compensation expense under Onsite’s variable incentive stock option plan was $0 for the nine months ended March 31, 2003, compared to negative $96,000 for the same period in the prior year. This resulted from no change in stock price for the nine-months ended March 31, 2003, compared to a decrease in stock price the same period in the prior year.

Gain from extinguishment of liabilities at less than face value for the nine months ended March 31, 2003, was $307,000 compared to $165,000 for the same period ended March 31, 2002. This result reflects Onsite’s continuing efforts to retire its past due trade debt at less than face value.

Other expense was $205,000 for the nine-month period ended March 31, 2003, compared to $84,000 for the same nine months in 2002. The increase was attributable to costs of $125,000 recorded in the third quarter of fiscal year 2003 in connection with the settlement of a litigation matter.

Net income from operations before income taxes for the nine months ended March 31, 2003, was $195,000 compared to $877,000 for the same period in 2002. Reductions in gross profit resulting from lower revenues related to energy efficiency projects were the primary reason for this result.

Income from discontinued operations was $99,000 for the nine months ended March 31, 2003, compared to $101,000 for nine months ended March 31, 2002. The income recorded in fiscal year 2003 was attributable primarily to the sale of a majority of the ENG consulting contracts in November 2002, and the income recorded in fiscal year 2002 was primarily related to the sale of substantially all of the assets of Onsite Energy Services, Inc., in December 2001. These sales have been part of Onsite’s ongoing plans to discontinue unprofitable and non-core operations.

Liquidity and Capital Resources

Onsite’s cash and cash equivalents were $65,000 as of March 31, 2003, compared to $8,000 at June 30, 2002. Working capital was negative $5,238,000 as of March 31, 2003, compared to negative $5,531,000 at June 30, 2002, an improvement in negative working capital of $293,000. This improvement was the result of the positive contribution to working capital from net income achieved for the nine months ended March 31, 2003. An additional contributor was a settlement in August 2002 of trade debt to a subcontractor resulting in payments in installments over time. This has enabled Onsite to classify a portion of the total debt into long-term debt on its consolidated balance sheet. Prior to this settlement, Onsite recorded the entire balance as a current liability.

Cash flow provided by operating activities was $507,000 for the nine months ended March 31, 2003, compared to cash used for operating activities of $20,000 for the same nine-month period in the prior year. Sources of cash were related to reductions in accounts receivable and net income. Two significant uses of cash included a $788,000 reduction in accounts payable and gains on extinguishments of debt, which are recorded as non-cash income on Onsite’s condensed consolidated statement of income.

Cash flow provided by investing activities was $110,000 for the nine months ended March 31, 2003, compared to cash used of $46,000 for the corresponding period in 2002, an improvement of $157,000. The positive cash flow was the result of sales and retirements of consulting contracts, property and equipment associated primarily with the wind-down of ENG.

Cash flow used by financing activities was $560,000 for the nine months ended March 31, 2003, compared to cash flows provided by financing activities of $351,000 for the same nine month period last year. Onsite repaid $560,000 on notes payable in the nine months ended March 31, 2003, compared to repayments of $92,000 in the same period of the prior year.

A condensed un-audited Statement of Operations and Balance Sheet are attached.

On May 9, 2003 Glenn O. Steiger, Vice President, resigned as an officer of Onsite. Mr. Steiger was primarily responsible for the development of energy project business in Onsite’s Southern California region. Mr. Steiger left Onsite to become the general manager of the Imperial Irrigation District Power Department in El Centro, California.

About Onsite Energy Corporation

Onsite Energy Corporation is a comprehensive energy service company with primary emphasis in the western United States. Onsite assists its customers in reducing electricity and fuel costs by developing, designing, constructing, owning and operating efficient, environmentally sound energy projects and providing energy information and demand reduction services. Onsite also offers consulting services, which include energy assessments, direct access planning and market assessments. It is Onsite’s mission to help customers save money through independent energy solutions.

Safe Harbor Statement

Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: All statements, other than historical facts, included in the foregoing press release regarding Onsite’s financial position, business strategy, and plans of management for future operations are “forward-looking statements.” These statements are based on management’s beliefs and assumptions, and on information currently available to management. Forward-looking statements include, but are not limited to, statements in which words such as “expect,” “see,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider” or similar expressions are used. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including risks discussed under “Risk Factors” in Onsite’s annual report on Form 10-KSB, SEC File No. 1-12738, all of which are incorporated herein by reference. Onsite’s actual results and stockholder values may differ materially from those anticipated or expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Onsite’s ability to control or predict. Readers of this press release are cautioned not to put undue reliance on any forward-looking statement. Onsite undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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Onsite Energy Corporation

Condensed Consolidated Statement of Operations

(Amounts in thousands except per share amounts)

	(Unaudited)
	Three months ended March 31,		Nine months ended March 31,
	2003	2002	2003	2002
Revenues	$1,140	$2,934	$3,683	$7,251
Project incentive revenue	130	365	752	1,668

Total revenues	1,270	3,299	4,435	8,919
Cost of revenues	749	2,294	2,280	5,935

Gross profit	521	1,005	2,155	2,984
Selling, general and administrative expenses	628	796	2,042	2,263
Depreciation and amortization expense	7	7	20	21
Compensation expense (benefit) under variable incentive stock option plan	—	(29)	—	(96)
Gain on extinguishment of debt	—	(8)	(307)	(165)

Operating income	(114)	239	400	961
Other income (expense)	(156)	(25)	(205)	(84)

Income before provision for income taxes	(270)	214	195	877
Provision (benefit) for income taxes	(14)	13	8	21

Net income from operations	(256)	201	187	856
Discontinued operations:
Income from discontinued operations	45	(7)	99	101

Net income	$(211)	$194	$286	$957

Basic earnings (loss) per common share
Income (loss) from operations	$(0.015)	$0.006	$(0.003)	$0.028
Income from discontinued operations	$0.002	$(0.001)	$0.005	$0.005

Net income (loss)	$(0.013)	$0.005	$0.002	$0.033

Diluted earnings (loss) per common share
Income (loss) from operations	$(0.015)	$0.004	$(0.002)	$0.028
Income from discontinued operations	$0.002	$—	$0.003	$0.004

Net income (loss)	$(0.013)	$0.004	$0.001	$0.032

Selected Condensed Consolidated Balance Sheet Data
	Mar. 31, 2003	June 30, 2002
Current assets	$511	$1,547
Property and equipment, net	32	64
Other	672	696

Total assets	$1,215	$2,307

Current liabilities	$5,749	$7,078
Long-term liabilities	386	436
Shareholders’ equity	(4,920)	(5,207)

Total liabilities and shareholders’ equity	$1,215	$2,307

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